SIXTH AMENDMENT TO
                         PAGENET EMPLOYEES SAVINGS PLAN


         WHEREAS, Paging Network, Inc.("PageNet") maintains the PageNet Employees Savings Plan, as amended and restated effective as of January 1, 1997; and as further amended by the First Amendment, effective as of January 1, 1998; the Second Amendment, effective as of May 24, 1998; the Third Amendment, effective as of October 16, 1998; the Fourth Amendment, generally effective as of January 1, 1999; and the Fifth Amendment effective as of its date of execution (as amended, the "Plan"); and

         WHEREAS, pursuant to Section 14.2 of the Plan, PageNet may amend the Plan at any time; and

         WHEREAS, PageNet desires to amend the Plan to clarify the timing of the matching contributions under the Plan and to delete short term disability payments from the definition of compensation used for calculating benefits under the Plan.

         NOW, THEREFORE, pursuant to its authority under Section 14.2 of the Plan, PageNet amends the Plan by this Sixth Amendment generally effective January 1, 1999, except where otherwise provided;

         1. Effective June 1, 1999, section 2.1(p)(viii) of the Plan is deleted in its entirety and the following is substituted in its place:

                    "(viii)  Solely for  purposes of  determining  the amount of
               Salary Reduction Contributions under Subsection 5.2(a) and to the extent not already excluded under the preceding clauses, any prizes, awards, automobile allowances, stock options, relocation expenses, severance pay or any payments received under the Paging Network, Inc. Short Term Disability Plan."

         2. Section 4.4 of the Plan is deleted in its entirety and the following is substituted in its place:

                    "4.4 Time and Method of Payment of  Employer  Contributions.
               The Employer shall pay Employer Salary Reduction Contributions attributable to Compensation deferred pursuant to Section 5.1 to the Trustee as soon as administratively possible after the end of the payroll period to which the deferral of Compensation relates. The Employer shall pay the Employer Matching Contribution for each Limitation Year on or as soon as practicable after the last day of such Limitation Year, but not later than the time prescribed by law for filing the Employer's Federal income tax return (including extensions thereof) for its taxable year that ends with or within such Limitation Year. If such Employer Matching Contribution is on account of the Employer's preceding taxable year, the Employer Matching Contribution shall be accompanied by the Employer's signed statement to the Trustee that payment is on account of such taxable year. Contributions shall be paid in cash. All


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               contributions  for each  Limitation  Year,  shall be deemed to be paid as of the earlier of the actual date of payment or the last day of such Limitation Year."

         3. Section 4.7 is deleted in its entirety and the following is substi-tuted in its place:

                    "4.7  Matching  Contribution.  The  Employer  shall  make an
               Employer Matching Contribution to the Plan for each payroll period in an amount equal to fifty percent (50%) of each qualified Participant's allocated share of any Employer Salary Reduction Contributions for such payroll period, to the extent it does not exceed six percent (6%) of the Participant's Compensation for such payroll period. The Employer Matching Contribution will be reduced by any Forfeitures allocated as Employer Matching Contributions pursuant to Section 6.6. For this purpose, a Participant shall be qualified to receive allocations of matching contributions only subsequent to the first of calendar quarter following his or her completion of six (6) months of Service."

         4. Section 6.5(d) is deleted in its entirety and the following is sub-stituted in its place:

                    "Allocate any Employer  Matching  Contributions  received by the Trust Fund since the preceding Valuation Date (and not previously allocated under Section 6.5(a) above) among the Employer Matching Contribution Accounts of Participants eligible to share in the allocation of such amounts as determined under
               Section 4.7, such allocation to be based on a ratio of the amount of Compensation deferred by such Participant for the payperiod or payperiods for which such Contributions were made to the total amount of Compensation deferred by all Participants for such payperiod or payperiods. For this purpose, deferrals in excess of six percent (6%) of Compensation for the payperiod or payperiods for which such Employer Matching Contributions were made shall not be taken into account.

         IN WITNESS WHEREOF, PAGING NETWORK, INC. has caused this instrument to be executed by its duly authorized officer on this 27 day of May, 1999.

                                                     PAGING NETWORK, INC.


                                                     By:    /s/ Mary V. Haynes
                                                            --------------------
                                                            Mary V. Haynes
                                                     Its:   Vice President


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